Exhibit 10.31

AMENDMENT OF LEASE AGREEMENT

THIS AMENDMENT OF LEASE AGREEMENT (this “Amendment”) is made as of this 25 day of February, 2010 (the “Effective Date”) by among Young H. Lim and Injoo Baik (“Landlord”), and Wilshire State Bank (“Tenant”).

Landlord and Tenant are parties to that certain Lease Agreement dated as of May 25, 2006 (the “Offer to Lease”) and dated as of January 25, 2008 (the Exercise of Option to Renew) for premises at 7535 Little River Turnpike, Suite 310A, Annandale, VA 22003, (the “Premises”).

Tenant desires to extend the lease term for two (2) more years from the termination dated as of May 31, 2010 as follows,

June, 2010 to May, 2011 - $2,105.75 per monthly

June, 2011 to May, 2012 - $2,189.98 per monthly

With signing on this, the parties have caused this Amendment to be executed as of the day and year first above written.

Tenant:

/s/ [ILLEGIBLE]
Wilshire State Bank

Landlord: Individually	Landlord: Individually

Young H. Lim	Injoo Baik

COMMERCIAL LEASE AGREEMENT (OFFICE USE)

This Lease Agreement (hereinafter the “Lease”) is made effective this 26th Day of May, 2006, by and between Young H. Lim and Injoo Baik (hereinafter called “Landlord”) and Wilshire State Bank (hereinafter called “Tenant”).

1.                                     Premises.     Landlord hereby rents to Tenant and Tenant does hereby lease from Landlord the improved property known as 7535 Little River Turnpike #310A, Annandale, Virginia 22003. containing approximately Eleven Hundred Fifty(1150) square feet Gross Leasable Area.

2.                               Deposit.     Tenant shall pay Landlord a deposit of Eighteen Hundred ($1,800.00) Dollars. The Landlord shall immediately place all deposit moneys into an non-interest bearing escrow account upon receipt. The money accrued in this escrow account will be returned to the Tenant upon the expiration of this Lease. If the Landlord terminates this Lease under provision eight of this Lease, Landlord shall collect any money due under the terms of rent payment and return the remaining balance to the Tenant on or before the expiration of ten (10) days following termination.

3.                             Payment of Rent.     For the period of the commencing from the 26th day of May, 2006 and terminating on the 25th day of May, 2008. The Tenant agrees to pay net to the Landlord an Monthly Minimum Rent of Eighteen Hundred (1,800.00) Dollars for the period (26th)day of May, 2006 to 25th day of May 2007, The Monthly Minimum shall be increased Eighteen Hundred Seventy Two ($1,872.00) Dollars for the period 26th day of May, 2007 to 25th day of May 2008.  No late payment penalty shall apply unless payment has not been tendered by the tenant to the landlord by the eleventh day of the month. If the tenant renders payment on the eleventh (11th) day of the month or later, the landlord may collect a late payment penalty in the amount of ten percent (10%) of the rent due and owing.

4.                       Additional Rent.     All charges, costs and expenses which the Tenant is required to pay hereunder, together with all interests and penalties that may accrue thereon in the event of the Tenant’s failure to pay such amounts plus any related costs that have incurred due to breach of Tenant’s obligations shall be considered additional rent and the Landlord shall have all the rights and remedies with respect thereto as the Landlord has for the non-payment of the basic rent.

5.                       Duration and Renewal.     The duration of this lease is Two (2) years and Tenant shall have One (1) additional renewals under the same terms of Two (2) years. The lease shall be increased Four (4%) Percent of each year following the expiration of this lease.

6.                       Alterations and Improvements.     Tenant shall not make any alterations to the premises or to the outside of the building, including but not limited to the outside walls, without the written consent of the Landlord. The Landlord shall install the Wooden Blinder for windows and does professional steam cleaning on the floor.

7.                               Landlord’s Obligation to Repair and Replace.     Landlord shall, at his own expense, make all necessary repairs and replacements to the leased premises and to the pipes, heating system, air conditioning, plumbing, windows, glasses, and inside as well as the outside of the leased premises including the steps, if any, and all other fixtures and appliances and appurtenances used in connection with the leased premises.  In the event the Landlord does not make such necessary repairs or maintenance within fifteen (15) days of notice from the Tenant, the Tenant shall have the option of making such repairs or maintenance for the Landlord’s account and the resulting expenses shall constitute and be deductible from rent. All replacements that the Landlord makes shall be at lease as equal to the original work.

8.                        Tenant’s Obligation to Comply with Applicable Law.     Tenant, at Tenant’s sole expense, shall comply with all laws and regulations of federal, state and local authorities. Furthermore, Tenant shall obtain necessary licenses to operate the business on the said premises.

9.                        Insurance.     Tenant shall carry at all times a general liability insurance of at least One Million ($l,000,000.00) naming both the Landlord and Tenant as the insured. In addition, the Tenant shall maintain additional insurance insuring the contents of the premises and any damage to the building that may have been caused by fire, vandalism, malicious mischief, explosion and collapse, and any other perils.

10.                           Destruction of the Premises.     In the event the property is substantially damaged by fire, storm or other events, making the premises untenable, the lease shall terminate as of date of damage. However, in the event the premises is declared partially untenable, without the fault of the Tenant, Landlord shall restore the property buy not to exceed the proceeds of Fire and Extended Coverage, which the Tenant shall acquire, with reasonable diligence and the Lease shall continue to be in effect. Tenant shall have the said policy endorsed to the Landlord.

11.                                    Permitted Uses.     The leased premises shall be used for a Lending Office of the Wilshire State Bank and no other purpose.

12.                             Assignment and Subletting.     The Tenant shall not assign or sublease this Lease in whole or part without the written consent of the Landlord. However, the Tenant shall be personally liable for the Lease during the entire remaining term of the lease unless otherwise agreed by the parties. Further, the Landlord reserves the right to revise the terms of this Lease in the event of the aforesaid situations.

13.                             Landlord’s Exculpation.     The Landlord shall not be liable for injury or damage to persons or property occurring within inside of the leased property unless such injury or damage is caused by the sole negligence of the Landlord or the Landlord’s failure to comply with the terms of this lease. Tenant shall maintain liability and Fire and Extended Coverage insurance throughout the Lease to protect the Landlord.

14.                             Indemnifications.     The Tenant shall indemnify the Landlord against all liabilities, damages and other expenses, including reasonable attorney’s fees for the Tenant’s negligence or any failure of the Tenant’s failure to perform or comply with any covenant required to be performed or complied with in this Lease.

15.                             Condemnation.     In the event that said premises or any part thereof are taken for public use, eminent domain, condemnation or other governmental legal proceedings, the Tenant does hereby disclaim any and all rights, title, interest and estate in and to such sum or sums which may be paid to the landlord as compensation for the taking of the said premises or any part thereof. Furthermore, the Landlord may make settlement with the said agencies without obtaining the permission form the Tenant. In the event that only a portion of the leased premises are taken for public use, then the parties shall have the option of either abating the rent proportionately or canceling this lease.

16.                             Surrender of Premises.     Tenant shall vacate the premises in good order and repair the property in the same condition that it was first leased provided that reasonable wear and tear expected. Upon removal of any trade fixtures, the Tenant shall repair all damage caused by such removal.

17.                           Waivers.     It is agreed that the waiver of the breach of any covenant or condition herein contained, shall not be construed as the waiver of such covenants and conditions or any subsequent breach thereof, unless such breach is waived in writing by the Landlord.

18.                           Binding Effect.     This Lease shall bind and insure to the benefit of the parties hereto, their respective heirs, personal representatives, successor and assigns.

19.                           Default and Cure.     In the event of default which is defined as failure of the Tenant to comply with the terms and covenants of this Lease, the Landlord shall give Tenant a Notice of Default and the Tenant shall have Ten (10) days to cure any monetary default, including but not limited to the payment of rent and payment of real estate taxes, insurance, sewage, and Fifteen (15) days for non-monetary default. In the event that the Tenant does not cure such default or take reasonably necessary steps to cure the same within the aforementioned specified times or if there are more than two (2) defaults within a year, the Landlord, at their option, may declare this Lease null and void and recover all costs and damages, including reasonable attorney’s fees, costs of lawsuit and administrative expenses.

20.                                       Liability.     The undersigned Tenants shall be jointly and severally liable for all obligations under this lease. In the event the Tenant is a corporation, a partnership, a new corporation or partnership is formed or to be formed, the corporate name has been changed, or for any reason that the leasehold interest is changed or the business established under the lease is changed or incorporated, the Tenant shall immediately notify the Landlord to have the said corporation added on to the lease as additional Tenant. In the even the Tenant does not do the aforesaid, it shall be deemed a default under the lease.

21.                              Maintenance.     Tenant shall be liable for maintenance of both inside and outside of the premise, except for the roof and exterior wall which the Landlord shall maintain. The Landlord shall not maintain should such damage to the exterior wall or the roof is the result from theft, vandalism or due to the fault of Tenant, Tenant’s agents, invitees or other instances which do not constitute natural, ordinary wear and tear. Tenant shall maintain the property in satisfactory condition, including but not limited to collection of garbage snow removal and cleaning the inside and outside of the leased premises.

22.                         Waiver of Jury Trial.     Landlord and Tenant mutually waive trial by jury from all claims related to this Lease and occupancy and use of the premises.

23.                         Notices.     All notices shall be sent to the following:

Landlord: Young H. Lim and Injoo Baik

2108 Spy Glass Ct.

Merced. CA 95340

Tenant: Wilshire State Bank

3200 Wilshire Blvd., #510

Los Angeles, CA 90010

24.                                   Governing Law.     This Lease shall be construed under the laws of the State of Virginia. The parties acknowledge that this Lease has been drafted, negotiated, made, delivered and consummated in the State of Virginia. Tenant hereby waives any objection to the venue of any action filled by Landlord against Tenant in any state or federal court of the State of Virginia and waives any claim of forum non convenience or for transfer of any such action to any other court.

25.                                 Bankruptcy.     If any transfer of Tenant’s interest in the premises created by this Lease shall be made under execution or similar legal process, or a petition is filed by or against Tenant to adjudicate Tenant bankrupt or insolvent under and federal or state law, or if a receiver or Trustee shall be appointed for Tenant’s business or property and such appointment is not vacated within ten (10) days, or if a petition is filed by or against Tenant under any provision of federal or state law for a corporate reorganization of Tenant or an arrangement with its creditors, or if Tenant makes an assignment or deed of trust for the benefit of its creditors or if any other manner Tenant’s interest under this Lease shall pass to another by operation of law, then in any of said events, Tenant shall be deemed to have committed a material breach of this Lease and Landlord may, at its option, terminate this Lease and reenter the premises; but, not withstanding such termination, Tenant shall remain liable for all rent and damages which may be due at the time of such termination and for the liquidated damages set forth elsewhere in this Lease. Nothing herein or in any other sections of this lease shall be deemed to preclude landlord from obtaining the maximum amount recoverable from Tenant under the law in any proceedings; tenant hereby covenants that in the event of termination and reentry, tenant shall be liable to Landlord for the maximum amount recoverable from Tenant under the law pertaining to the proceeding resulting in such reentry or termination by the Landlord.

26.                         Entire Agreement.     This Lease constitutes the entire agreement between the parties and no modifications shall be deemed effective unless in writing and signed by both parties.

27.                         Brokers.     The Landlord and the Tenant acknowledges that there are no brokers other than New Star Realty & Inv. The Landlord agree to pay $1,800.00 to the New Star Realty on the earliest of the date upon possession or the date of signing of the lease for commission.

28.                                 Liens on property.     Tenant shall not place any liens on the premises or fixtures, whether statutory, mechanics or otherwise, and shall be responsible financially or otherwise for removal of such liens, including all costs and damages including attorney’s fees of the Landlord. However, by signing this Lease, the Tenant gives the Landlord a lien on all Tenant’s fixtures, equipments and personal property. Any property of Tenant remaining after the termination of lease, default, or otherwise, shall be deemed to be the property of the Landlord without due process of law and Landlord shall have the right to sell the property to a third party. By signing this Lease, the Tenant shall be deemed to have designated the Landlord its attorney-in-fact to carry out the aforementioned deeds excluding all liabilities.

29.                          Default Rent.     If payments or rent or additional rent are in arrears for more than ten (10) days, (a) Landlord shall be entitled to the benefits of all laws of the State of Maryland. The default interest rate payable by the Tenant to Landlord shall be eighteen (18) percent per annum excluding late fees or other fees mentioned in the aforesaid paragraphs under this Lease. Tenant shall pay Landlord all administrative costs, out of pocket expenses including reasonable attorney’s fees and damages.

30.                          Termination.     If Tenant defaults in payment of rent or additional rent or other under all terms of the lease, Landlord, after five (5) days of written notice, shall have the option of terminating the lease, and replace with new tenant and shall have the right to exercise any and all remedy under this lease or under law or equity. The Landlord’s rights are cumulative and shall not preclude Landlord from exercising his rights as in the foregoing sentence. Tenant shall remain liable in the aforesaid instances for any rent and damages which may be due or sustained prior thereto and shall pay Landlord for all costs and expenses, including but not limited to attorney’s and broker’s fees and expenses, paid or incurred by Landlord in connection with: (i)

obtaining possession of the premises; (ii) removal and storage or sale of tenant’s or other occupant’s property; (iii) replacing new tenant with the whole or any part of the premises; (iv) repairing, altering, renovating, partitioning, enlarging, remodeling or otherwise putting the premises, either separately or as part of larger premise, into condition acceptable to and reasonably necessary to obtain a new Tenant. In addition, Tenant shall be liable for liquidated damages which is defined as monthly rent and additional rent payable by Tenant hereunder, which shall be payable when due, less the rent, if any received by Landlord from others to whom the premises may be rented on such terms and condition and at such rental the Landlord, in its sole discretion, shall deem proper. The obligations of Tenant under this section shall survive: termination of this lease or reentry by Landlord without termination until the fixed termination date under this lease and I shall be binding upon Tenant until such date.

31.                         Mortgage Subordination.     The holder of any mortgage or deed of trust not existing or hereinafter placed upon the property shall have the right to elect, at any time, whether this lease shall be subordinate to the operation and effect of such mortgage or deed of trust or superior thereto, without the necessity in either case for execution by Tenant, of any instrument other than this Lease, and such election shall be binding upon Tenant. Tenant appoints the Landlord its attorney-in-fact to execute all documents required for such subordination.

32.                         Tenant Holding Over.     If the Tenant shall not immediately surrender possession of the premises at the termination of this lease, extension thereof if any, or after notice of relocation, the Landlord shall have the option of exercising any other remedies under this lease and/or under the law or equity or at the Landlord’s option, Tenant shall become a tenant from month to month, provided that rent shall be paid and accepted by the Landlord, in advance, at double the rate of rental payable hereunder just prior to termination, extension if given or notice or relocation. However, unless and until the Landlord shall accept such rental from the Tenant, the Landlord shall continue to be entitled to re-take possession of the premises without any prior notice whatsoever, to Tenant. If the Tenant shall fail to surrender possession of the premises immediately upon the expiration of the term hereof or the extension if extended, the Tenant hereby agrees that all the obligations of the Tenant and all rights of the Landlord applicable during the term of this Lease, notice of relocation or the extension thereof if given shall be equally applicable during such period of subsequent occupancy, whether or not a month to month tenancy shall have been created as aforesaid.

33.                         Returned Checks.     If Tenant’s check is returned for insufficient fund or otherwise, the Tenant shall pay the Landlord $25.00 per check for returned checks.

34.                         Joint and Several liabilities.     Tenants acknowledge that they are jointly and severally liable for all obligations under the Lease and any notice or process on one Tenant shall be deemed to have been service or notice for all the Tenants hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

ATTEST:

By:
Young H. Lim, Landlord

By:
Injoo Baik, Landlord

WITNESS

	By:	/s/ [ILLEGIBLE]
Wilshire State Bank, Tenant